Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners to Acquire Equity Interests in 3 Pipeline Systems for approximately $1 Billion

•	Transaction expected to be immediately accretive to unitholders

•	One-third interests in Sand Hills and Southern Hills NGL pipeline companies

•	19.46% interest in Explorer Pipeline

•	Acquisition enhances fee-based portfolio and asset diversity

HOUSTON, Feb. 16, 2015 – Phillips 66 Partners LP (NYSE: PSXP) (the “Partnership”) announced that it has reached agreement with Phillips 66 (NYSE: PSX) to acquire Phillips 66’s interests in three pipeline systems. The acquisition includes one-third equity interests in the limited liability companies that respectively own the Sand Hills and Southern Hills natural gas liquids (NGL) pipeline systems, and a 19.46 percent equity interest in Explorer Pipeline Company, the owner of the Explorer refined products pipeline system. In exchange, Phillips 66 will receive total consideration of $1.01 billion consisting of $880 million in cash and 1,726,914 newly issued PSXP units, to be allocated between common units and general partner units in a proportion allowing the general partner to maintain its 2% general partner interest. The transaction is expected to be immediately accretive to the Partnership and its unitholders and is anticipated to close in early March 2015.

The total transaction value, including approximately $65 million of proportional non-consolidated debt of Explorer Pipeline Company, reflects an approximate 9.5 times multiple of the forecasted full-year 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $115 million attributable to these equity interests. Based on current projections for the twelve months ending Feb. 29, 2016, the transaction is expected to be more than 20 percent accretive to distributable cash flow of the Partnership over that period.

“This acquisition will expand our fee-based portfolio into NGL transportation and provide us with an interest in one of the largest refined products pipeline systems in the U.S.,” said Greg Garland, Phillips 66 Partners chairman and CEO. “Our addition of these diversified assets demonstrates our commitment to providing strong growth for our unitholders.”

The transaction includes Phillips 66’s equity interests in entities holding the following assets:

•	Sand Hills NGL Pipeline System: A 720-mile NGL pipeline system that provides takeaway service from DCP Midstream and third-party plants in the Permian and the Eagle Ford basins to fractionation facilities along the Texas Gulf Coast and the Mont Belvieu, Texas market hub. The system has a capacity of 200,000 barrels per day and is expandable up to 350,000 barrels per day with additional pumping stations.

•	Southern Hills NGL Pipeline System: An 800-mile NGL pipeline system that provides takeaway service from DCP Midstream and third-party plants in the Midcontinent to fractionation facilities along the Texas Gulf Coast and the Mont Belvieu, Texas market hub. The system has a capacity of 175,000 barrels per day.

•	Explorer Refined Products Pipeline System: A 1,830 mile refined products pipeline system, which provides connectivity to refineries and market centers from the Gulf Coast to the Midwest. The system has a capacity of 660,000 barrels per day.

The terms of the transaction were approved by the board of directors of the general partner of Phillips 66 Partners, based on the approval and recommendation of its conflicts committee, which is comprised solely of independent directors. The conflicts committee engaged Evercore Partners to act as its financial advisor and Vinson & Elkins, L.L.P. to act as its legal counsel.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS

Rosy Zuklic (investors)

832-765-2297

rosy.zuklic@p66.com

William Steen (investors)

832-765-3174

william.steen@p66.com

Dennis Nuss (media)

832-765-1850

dennis.h.nuss@p66.com

Reconciliation of Estimated EBITDA to Net Income

Projected Next Twelve Months Ending February 29, 2016 (in millions)
Estimated Net Income	$82
Plus:
Depreciation	20
Interest Expense	4
Provision for income taxes	9

Estimated EBITDA	$115

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although Phillips 66 Partners believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond Phillips 66 Partners’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what Phillips 66 Partners anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are the accuracy of our assumptions used to estimate the benefits to be realized from the acquisition, our ability to successfully complete the acquisition and integrate the assets into our operations, the decisions made by Explorer Pipeline Company, DCP Sand Hills Pipeline, LLC, and DCP Southern Hills Pipeline, LLC regarding distributions these entities make to us as an equity owner, and other factors as described in the filings that Phillips 66 Partners makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and Phillips 66 Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information — This news release includes the term estimated EBITDA. This is a non-GAAP financial measure. This press release is accompanied by a reconciliation of estimated EBITDA to the nearest GAAP financial measure, net income, on a forward-looking basis. Estimated EBITDA is included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry, as well as help facilitate an assessment of our assets’ projected ability to generate sufficient cash flow to make distributions to our partners. Estimated EBITDA is not presented as an alternative to net income and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.